EXHIBIT 10.4(B)

FIRST AMENDMENT TO THE
AMERICAN SAFETY INSURANCE GROUP, LTD.
1998 INCENTIVE STOCK OPTION PLAN

This First Amendment is made effective as of June 23, 2000 by American Safety Insurance Group, Ltd. (the “Company”).

The Company maintains a 1998 Incentive Stock Option Plan (the “Plan”) which is hereby amended pursuant to Section 14 of the Plan following action by the Board of Directors and approval by the shareholders of the Company as follows:

The second sentence of Section 4 of the Plan is hereby amended by deleting the words “750,000 Common Shares” and substituting in lieu thereof the words “1,500,000 Common Shares”.

Except as specifically amended hereby, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this First Amendment to the Plan to be executed as of the day and year first above written.

American Safety Insurance Group, Ltd. By: Lloyd A. Fox, Chief Executive Officer and President